UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WillScot Mobile Mini Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	82-3430194
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address, including zip code, of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-237746

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by WillScot Mobile Mini Holdings Corp. (the “Company,” formerly known as “WillScot Corporation”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing of the Common Stock on the Nasdaq Capital Market (“Nasdaq”). The Common Stock is to commence trading on the Nasdaq Capital Market (“Nasdaq”) at the opening of trading on July 2, 2020. The trading symbol for the Common Stock will be “WSC.”

On July 1, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 1, 2020, as amended by the Amendment to the Agreement and Plan of Merger, dated as of May 28, 2020, by and among the Company, Picasso Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Mobile Mini, Inc., a Delaware corporation (“Mobile Mini”), Merger Sub merged with and into Mobile Mini, with Mobile Mini surviving as a wholly-owned subsidiary of the Company (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Mobile Mini common stock, par value $0.01 per share (“Mobile Mini Common Stock”), issued and outstanding immediately prior to the Effective Time (other than treasury shares held by Mobile Mini or its subsidiaries), was converted into the right to receive 2.4050 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). In connection with the Merger, immediately following the Effective Time, the Company changed its name from “WillScot Corporation” to “WillScot Mobile Mini Holdings Corp.” and filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware which resulted in the reclassification of all outstanding shares of the Company’s Class A Common Stock and the conversion of such shares into shares of Common Stock.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Company’s Common Stock, set forth under the section entitled “Description of Capital Stock of the Combined Company” contained in the joint proxy statement/prospectus included in the Company’s Registration Statement on Form S-4 (Registration No. 333-237746) filed with the SEC on April 17, 2020, as amended on May 1, 2020, and declared effective by the SEC on May 5, 2020, is incorporated herein by reference.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Company are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the U.S. Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 1, 2020

WillScot Mobile Mini Holdings Corp.

By:	/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President, General Counsel & Secretary